UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2010 (August 11, 2010)
UNILIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34540	27-1049354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

633 Lowther Road, Lewisberry, Pennsylvania	17339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (717) 938-9323
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On August 11, 2010, Unilife Corporation, a Delaware corporation (the “Company”) amended its Bylaws by the unanimous written consent of its Board of Directors effective immediately. The amendment revised the quorum requirement for a stockholders meeting contained in Section 2.6 of the Bylaws of the Company (the “Bylaws”) from a majority of the shares entitled to vote to one-third of the shares entitled to vote. No other change was made to the Bylaws. The full text of Section 2.6, as amended, is set forth in the Amended and Restated Bylaws attached as Exhibit 3.1 to this Current Report on Form 8-K.
Section 216 of the Delaware General Corporation Law permits a Delaware corporation to provide in its certificate of incorporation or bylaws that a quorum exists for a stockholders meeting, if not less than one-third of the shares entitled to vote at the meeting are present or represented by proxy, except where a larger quorum is required by statute. The stockholder base of the Company currently consists primarily of Australian retail stockholders who may be likely to own stock in Australian companies (which typically have a substantially-lower-than-majority quorum requirement for a stockholders meeting). Historically, the stockholders meetings of the Company have been attended (in person or represented by proxy) by less than a majority of the shares entitled to vote. In addition, security brokers are no longer permitted to vote a customer’s shares on an uncontested election of directors at a company’s meeting of stockholders except in accordance with voting instructions received from the customer. Therefore, the Board of Directors of the Company approved the Bylaws amendment to provide for a lesser quorum for the stockholders meetings of the Company in order to more easily achieve a quorum for stockholders meetings, to avoid unnecessary expenses associated with soliciting proxies and to avoid the disruption to corporate objectives that could be caused by the failure to achieve a quorum. The Bylaws amendment was made pursuant to Section 7.1 of the Bylaws which permits the Board of Directors to amend the Bylaws.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
3.1	Amended and Restated Bylaws of Unilife Corporation dated August 11, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation
Date: August 16, 2010	By:	/s/ Alan Shortall
Alan Shortall
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

3.1	Amended and Restated Bylaws of Unilife Corporation dated August 11, 2010